Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated June 24, 2020) pertaining to The Howard Hughes Corporation 2020 Equity Incentive Plan of The Howard Hughes Corporation of our reports dated February 27, 2020, with respect to the consolidated financial statements of The Howard Hughes Corporation and the effectiveness of internal control over financial reporting of The Howard Hughes Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

June 24, 2020